EXHIBIT 12.1

CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges

			2011			2010		Year Ended December 31,
			3 Months	9 Months	12 Months	3 Months	9 Months
			Ended	Ended	Ended	Ended	Ended
		Earnings: ($000)	Sept 30	Sept 30	Sept 30	Sept 30	Sept 30	2010	2009	2008	2007	2006
A.		Net income from Continuing Operations	$4,911	$28,298	$38,900	$1,800	$30,080	$40,682	$33,988	$30,968	$41,143	$43,159
B.		Preferred Stock Dividends	242	727	970	242	727	970	970	970	970	970
C.		Federal and State Income Tax	3,550	17,213	20,340	(1,360)	17,278	20,405	22,270	20,663	22,567	24,650
	Less	Income from Equity Investments	25	644	719	(95)	(393)	(318)	228	568	1,895	1,810
	Plus	Cash Distribution from Equity Investments	190	738	1,107	60	502	871	1,775	2,463	3,427	1,315
D.		Earnings before Income Taxes and Equity Investments	$8,868	$46,332	$60,598	$837	$48,980	$63,246	$58,775	$54,496	$66,212	$68,284
E.		Fixed Charges
		Interest on Other Long-Term Debt	6,620	20,090	26,215	5,591	16,848	22,973	20,999	20,518	18,653	16,425
		Other Interest	4,375	6,952	8,443	1,094	3,934	5,425	3,996	3,360	3,189	3,622
		Interest Portion of Rents(1)	240	733	961	69	216	960	1,043	1,220	1,278	1,112
		Amortization of Premium & Expense on Debt	261	820	1,058	227	675	913	956	982	963	991
		Preferred Stock Dividends Requirements of Central Hudson	393	1,103	1,408	118	1,099	1,407	1,544	1,565	1,452	1,431
		Total Fixed Charges	$11,889	$29,698	$38,085	$7,099	$22,772	$31,678	$28,538	$27,645	$25,535	$23,581
	Less	Preferred Stock Dividends Requirements of Central Hudson	393	1,103	1,408	118	1,099	1,407	1,544	1,565	1,452	1,431
F.		Total Earnings	$20,364	$74,927	$97,275	$7,818	$70,653	$93,517	$85,769	$80,576	$90,295	$90,434

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.721	1.596	1.520	0.410	1.590	1.518	1.681	1.706	1.572	1.547
K.		Preferred Dividend (Pre-tax) (I x J)	361	1007	1,281	86	1,003	1,280	1,417	1,438	1,325	1,304
L.		Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
M.		Preferred Dividend Factor	$393	$1,103	$1,408	$118	$1,099	$1,407	$1,544	$1,565	$1,452	$1,431

N.		Ratio of Earnings to Fixed Charges (F/E)	1.7	2.5	2.6	1.1	3.1	3.0	3.0	2.9	3.5	3.8

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.